Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Sciences Pre-Announces Expected Top Line Revenue for Q1 2020 and Provides COVID-19 Business Update

ATLANTA, April 13, 2020 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (Alimera), a global pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals for the treatment of retinal diseases, today announces top-line revenue guidance for the quarter ended March 31, 2020.

Alimera expects to report consolidated net revenue for the first quarter of 2020 exceeding $14 million, which compares to $12.9 million in the first quarter of 2019. Additionally, the Company strengthened its balance sheet during the quarter with both an additional draw of $2.5 million under its $45 million term loan agreement with its current lenders, investment affiliates managed by Solar Capital Partners, LLC, and cash flow generation from operations. Alimera expects to report cash on hand in excess of $12 million at March 31, 2020.

“We are pleased to pre-release our expected global revenue results for the first quarter of 2020, which reflect growth over the first quarter of 2019 despite the increasing impact of the COVID-19 pandemic in the second half of the quarter,” said Rick Eiswirth, Alimera’s President and Chief Executive Officer. “As we all continue to contribute to stemming the outbreak of COVID-19, almost all of our employees are working from home and we have adapted to conducting many of our activities virtually to continue to serve physicians and provide ILUVIEN® to patients in need. We believe ILUVIEN provides many advantages in the treatment of retinal disease, including fewer injections and the ability to reduce physician office visits, which can benefit both posterior uveitis and diabetic macular edema patients who may be at high risk for life-threatening consequences with COVID-19 exposure.”

Mr. Eiswirth added, “As governments worldwide have issued isolation and quarantine orders, both patient access to physicians and patients’ willingness to visit physicians have been and will continue to be limited in the coming weeks. We expect these market conditions to continue for some time and that they will have an adverse effect on our business. The rapidly changing environment makes it difficult to project the extent of the impact on our business at this time. As a result, we are withdrawing any previously communicated guidance regarding revenue growth and cash flow in 2020. We are modifying our operational activities to better balance revenues and expenses during this crisis. Importantly, we believe our employee base is critical to continue serving our physician customers both now and when this pandemic subsides. Therefore, we have no plans at this time to make any staffing level changes.”

Alimera believes it currently has sufficient inventory in its supply chain to meet demand and continues to work with its third-party manufacturers regarding the continued production of ILUVIEN during the pandemic.

About Alimera Sciences, Inc.
www.alimerasciences.com
Alimera Sciences is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and affect millions of people in our aging populations. For more information, please visit www.alimerasciences.com.
About ILUVIEN®
ILUVIEN (fluocinolone acetonide intravitreal implant) 0.19 mg is a sustained release intravitreal implant, injected into the back of the eye. With its CONTINUOUS MICRODOSING™ technology, ILUVIEN is designed to release submicrogram levels of fluocinolone acetonide, a corticosteroid, for up to 36 months, to reduce the recurrence of disease, enabling patients to maintain vision longer with fewer injections. ILUVIEN is approved in the U.S., Canada, Kuwait, Lebanon and the U.A.E. to treat diabetic macular edema (DME) in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure. In 17 European countries, ILUVIEN is indicated for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies and for prevention of relapse in recurrent non-infectious uveitis affecting the posterior segment of the eye (NIPU). Alimera does not have the contractual right to pursue approval to treat uveitis in the U.S., and therefore does not have a regulatory license in the U.S. to treat NIPU.
Forward Looking Statements
This press release may include “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s expectations regarding the continuance of the current circumstances for patient visits with their physicians and the effects of those circumstances, Alimera’s modification of its operational activities and the effect of those modifications, and Alimera’s belief regarding the sufficiency of its inventory in the supply chain. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change these expectations, and could cause actual results to differ materially from those projected in these forward-looking statements. Meaningful factors that could cause actual results to differ include, but are not limited to, uncertainties associated with (a) the effects of COVID-19 on the ability or willingness of patients to visit their retina specialists for ILUVIEN injections, including current and future governmental orders and policies adopted by healthcare facilities to address the COVID-19 pandemic; (b) Alimera’s ability to modify its operations while maintaining its ability to continue to support the marketing and sale of ILUVIEN both in the current environment and in the future when the threat of COVID-19 has decreased; (c) Alimera’s ability to continue to maintain its current staffing levels, given the uncertain COVID-19 environment and the other factors cited or referred to in this paragraph; and (d) the capability and willingness of Alimera’s suppliers and manufacturers to continue to provide finished products to fulfill Alimera’s sales, as well as the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2019, which is on file with the SEC and available on the SEC’s website at http://www.sec.gov. Alimera undertakes no obligation to publicly update or revise any of the forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by law. Therefore, you should not rely on these forward-looking statements as representing Alimera’s views as of any date after today.

For investor inquiries:	For media inquiries:
Scott Gordon	Jules Abraham
for Alimera Sciences	for Alimera Sciences
scottg@coreir.com	julesa@coreir.com

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